PRESS RELEASE

Media Contact:

Liz Flynn
Verticalnet, Inc.
eflynn@verticalnet.com

Verticalnet Announces Receipt of Nasdaq Staff Determination Letter

MALVERN, PA –December 4, 2007 — Verticalnet, Inc. (Nasdaq: VERT), today announced that on November 28, 2007 it received a staff determination letter from The Nasdaq Stock Market Inc. (“Nasdaq”) stating that the Company’s common stock is subject to delisting from The Nasdaq Capital Market for failure to comply with Marketplace Rule 4310(c)(3) (the “Rule”), which requires the Company to maintain minimum stockholders’ equity of $2.5 million, or $35.0 million market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

On May 23, 2007, the Company received a similar staff determination letter that the Company’s common stock was subject to delisting for failure to comply with the Rule. At that time, the Nasdaq staff permitted the Company to regain compliance with the Rule prior to delisting of the Company’s common stock. On August 31, 2007, the Company received notification from the Listing Qualifications Panel (the “Panel”) that the Company had regained compliance with the Rule.

Because the Company has again failed to comply with the Rule within one year from the August 31, 2007 compliance date, pursuant to Marketplace Rule 4806(d)(1)(B), the Nasdaq staff is not permitted to accept a plan of compliance or grant additional time for the Company to regain compliance with the Rule.

The Company has requested a hearing before the Panel to appeal the Nasdaq staff’s delisting determination and the delisting of the Company’s common stock has been stayed pending the Panel’s decision. There can be no assurance the Panel will grant the Company’s request for continued listing.

To learn more, please visit us at www.verticalnet.com.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of
Vert Tech LLC